SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 29, 2003

THE THAXTON GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

South Carolina	000-27086	57-0669498
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Indentification No.)

1524 Pageland Highway, Lancaster, South Carolina	29720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (803) 285-4337

Item 5.	Other Events

The Thaxton Group, Inc. (the “Company” or “we”, “us” or “our”) is reporting in this Current Report on Form 8-K (1) recent events that have affected our reported results of operations for the quarters ended March 31, 2003 and June 30, 2003, (2) our default on our outstanding subordinated notes, (3) the declaration of a default and acceleration of our outstanding indebtedness owed to FINOVA Capital Corp. (“FINOVA”) and (4) our current liquidity position and the existence of doubt as to our ability to continue as a going concern.

Planned Restatement of Unaudited Financial Statements for the Quarters Ended March 31 and June 30, 2003

We recently determined that some delinquent loans in our Tico Credit branch offices were not charged off in accordance with our charge off policy. We have been analyzing these delinquent loans and the periods in which they occurred and have made a preliminary determination that, because of the increased charge offs, the provision for credit losses in our unaudited consolidated statements of income should have been increased in the first and second quarters of 2003. We have also begun a review of our internal controls to identify and correct any deficiencies related to compliance with our consumer loan charge off policy. We will attempt to conclude our analysis of our provision for credit losses and review of internal controls promptly. When we complete our analysis, we expect to restate our unaudited financial statements for the three months ended March 31, 2003 and the six months ended June 30, 2003. We anticipate that these restatements will reflect that we incurred a net loss for the six months ended June 30, 2003, which we currently estimate to be $100,000 to $200,000, compared to the $1.6 million in net income we reported in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003.

2

Financing Sources

We have historically financed our operations through cash flow from operations, borrowings under our credit facility with FINOVA and the sale to public investors of our subordinated notes. As of September 29, 2003, the principal amount outstanding under our credit facility with FINOVA was $110.0 million. As of the same date, we had $123.2 million of subordinated notes outstanding. These notes mature as follows: $24.1 million during October 2003 (including $5.8 million in demand notes); $7.3 million during November 2003; $8.9 million during December 2003; $29.8 million during the quarter ending March 2004; and $53.1 million thereafter.

As of December 31, 2002, our credit facility with FINOVA included a term loan and a revolving credit line used to finance receivables. We had $6.6 million outstanding under the term loan as of December 31, 2002. On February 24, 2003, we amended our credit facility. In connection with that amendment, we repaid the $6.6 million outstanding under the term loan and the credit facility became a revolving credit line with advances accruing interest at the prime rate plus 1%. The prime rate is the prime rate published by Citibank, N.A., or other money center as FINOVA may select. The interest rate may adjust monthly to reflect fluctuations in the designated prime rate. Absent acceleration of the indebtedness, accrued interest on borrowings is payable monthly and the principal is due in full in 2006. Our obligations to FINOVA are secured by substantially all of our assets (including the assets of our subsidiaries).

Our subordinated notes have been sold primarily to individual investors. The maturity terms range from daily (demand) notes to sixty-month notes. Interest rates vary based on the principal amounts and maturity dates of the notes. Notes currently outstanding carry interest rates ranging from 5.25% to 8.0%. The notes are unsecured and issued under an indenture which we entered into with The Bank of New York, as trustee, in February 1998 (the “Indenture”). The terms of the Indenture do not require us to comply with any financial covenants nor do they impose any material restrictions on the operations of our business. Substantially all of the net proceeds we have received from the sale of subordinated notes have been paid to FINOVA.

Proposed Sale of Tico Credit

We believe the increase in consumer loan charge offs in some of our Tico Credit branch offices was primarily attributable to unfavorable economic conditions, higher unemployment and a higher level of bankruptcy filings among our borrowers. We expect this trend to continue during the remainder of 2003, which we anticipate will result in a substantial net loss and a decline in our cash flow for the year ended December 31, 2003.

Because of the increasing amounts of operating losses in our Tico Credit consumer loan business (“Tico”), the decrease in the availability and the increasing cost of capital necessary to fund Tico, we decided in early September 2003 to sell it. Tico has 65 branch offices and operates in nine states, principally South Carolina and Mississippi. Tico’s net finance receivables as of September 15, 2003 were approximately $120 million. We have retained a financial and restructuring advisor to assist us with the sale of Tico. Although the Company has not entered into any formal agreement to sell Tico, management has begun preliminary discussions with interested parties to effect the sale. We can’t be certain whether a sale will occur or whether a sale will involve all or a portion of Tico’s operations.

We currently expect that a sale of Tico should produce substantial cash proceeds. However, we cannot be certain whether the proceeds will be sufficient to repay our outstanding indebtedness to FINOVA or whether any of the proceeds will be available to repay a portion of our indebtedness under our subordinated notes. We do not expect the sale proceeds will be sufficient to pay our subordinated notes in full. Because the sale of Tico may take several months to complete, and there are significant uncertainties related to the outcome of the sale and its effect on our liquidity, our financial and restructuring advisor will also assist us in developing and implementing actions that may be required to restructure or refinance the Company’s indebtedness, including our secured credit facility and outstanding subordinated notes.

Default on Subordinated Notes and Senior Indebtedness

        In light of the pending restatement of our operating results for the first and second quarters of 2003, our decision to sell Tico and the uncertainties associated with the potential sale and the restructuring or refinancing of our outstanding indebtedness, we terminated the offering and sale of our subordinated notes on September 29, 2003 and elected not to repay the principal amount of our outstanding subordinated notes as they mature. This action is or will become a default under the Indenture. On October 1, 2003, FINOVA notified us of its declaration of a default under our credit facility and the acceleration of the payment of the outstanding principal and accrued but unpaid interest (“FINOVA’s Default Notice”). FINOVA’s Default Notice also invoked the default interest rate, which is 2% higher than the rate we currently pay, or 7%, and demanded, among other things, that we cease paying the costs of operating our business without FINOVA’s prior written consent. We have received FINOVA’s consent to pay our employees, to make loans to our customers in the ordinary course and to pay other necessary costs of operating our business.

Under the terms of the Indenture, FINOVA’s Default Notice imposes an obligation on the Company and the holders of our subordinated notes to comply with the subordination provisions of the Indenture. These provisions, among other things, prohibit us from paying principal or interest on the subordinated notes without FINOVA’s consent or until our indebtedness to FINOVA is paid in full. FINOVA has not agreed to allow us to pay principal or interest on our subordinated notes.

Current Liquidity Position; Going Concern Uncertainty

Management believes that the Company’s cash on hand of approximately $21.0 million, together with cash flow from operations expected to be generated through 2003, will be sufficient to satisfy our cash operating expenses for the next several months. However, these funds are not sufficient to repay the principal amount of the Company’s outstanding indebtedness to FINOVA or the outstanding principal amount of our subordinated notes. The uncertainties associated with the Company’s ability to repay FINOVA and our other outstanding obligations creates doubt about the Company’s ability to continue as a going concern.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

THE THAXTON GROUP, INC.

By:	/s/ James D. Thaxton
James D. Thaxton President

Dated: October 2, 2003

4